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                                                                   Exhibit 23.1

[ KPMG LETTERHEAD]


                           INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Corvas International, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-45607) on Form S-8, as amended, of Corvas International, Inc. of our report dated February 6, 1998, relating to the balance sheets of Corvas International, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Corvas International, Inc. We also consent to the reference to our firm under the heading "Selected Financial Data" in the Form 10-K.


                                                  KPMG PEAT MARWICK LLP
San Diego, California
March 27, 1998